Exhibit 99.1

Kemper Corporation One East Wacker Drive Chicago, IL 60601 kemper.com

Press Release

November 20, 2012
KEMPER CORPORATION ANNOUNCES SUPERSTORM SANDY LOSS ESTIMATE
CHICAGO--(BUSINESS WIRE)-- Kemper Corporation (NYSE: KMPR) today announced its estimate of catastrophe losses from Superstorm Sandy. The company expects fourth quarter 2012 earnings will include approximately $45 million in pre-tax catastrophe losses related to the storm. The company does not anticipate any recoveries under its catastrophe reinsurance program.
Don Southwell, Kemper's Chairman, President and Chief Executive Officer commented: “Our thoughts are with those individuals who have been affected by Superstorm Sandy. Our service teams remain hard at work assisting customers as they rebuild and recover from the impacts of the storm.”
Kemper made charitable donations totaling $25,000 to The Salvation Army and American Red Cross to assist those affected by Superstorm Sandy. Kemper will also match employee donations to these organizations.
About Kemper
Kemper is a diversified insurance holding company with subsidiaries that provide an array of products to the individual and small business markets:

•	Auto insurance

•	Homeowners insurance

•	Renters insurance

•	Life insurance

•	Health insurance
Kemper markets to its customers through a network of independent agents, brokers and career agents.
Additional information about Kemper is available by visiting kemper.com.
Caution Regarding Forward-Looking Statements
This press release may contain or incorporate by reference information that includes or is based on forward-looking statements within the meaning of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give expectations or forecasts of future events, and can be identified by the fact that they relate to future actions, performance or results rather than strictly to historical or current facts.

Any or all forward-looking statements may turn out to be wrong, and, accordingly, readers are cautioned not to place undue reliance on such statements, which speak only as of the date of this press release. Forward-looking statements involve a number of risks and uncertainties that are difficult to predict, and are not guarantees of future performance. Among the general factors that could cause actual results to differ materially from estimated results are those listed in periodic reports filed by Kemper with the Securities and Exchange Commission (the "SEC"). No assurances can be given that the results contemplated in any forward-looking statements will be achieved or will be achieved in any particular timetable. Kemper assumes no obligation to publicly correct or update any forward-looking statements as a result of events or developments subsequent to the date of this press release. The reader is advised, however, to consult any further disclosures Kemper makes on related subjects in its filings with the SEC.

Contact
Investors:     Diana Hickert-Hill
312.661.4930
investor.relations@kemper.com